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                                                    Exhibit 10.12
                                                     to Form 10-K


                              Bonus

On October 1, 1998, the Compensation Committee of the Board of
Directors granted Mr. Sreenivasan a one-time $45,000 bonus payable in quarterly payments of $3,750 commencing on October 1, 1998 or payable on such other payment schedule as determined by the Company for administrative convenience. This bonus would terminate upon termination of Mr. Sreenivasan's employment for any reason and, accordingly, no further payments would be due thereafter.